EXHIBIT 99.3

                         LASER MORTGAGE MANAGEMENT, INC.
                     ANNOUNCES $0.38 PER SHARE DISTRIBUTION

          Short Hills, New Jersey, September 18, 1998. The Board of Directors of LASER Mortgage Management, Inc. (NYSE: LMM) has declared a distribution in cash of $0.38 per share of common stock for the third quarter of 1998. The distribution is payable on October 31, 1998 to stockholders of record as of September 30, 1998.

          The Company's management estimates taxable income from operations (before losses attributable to sales of portfolio securities) for the third quarter will be approximately $0.39 per share. The Company estimates that, as a result of sales of portfolio securities to deliver the Company's balance sheet in response to the changing market environment, taxable income in the third quarter will be a loss of approximately (0.34) per share. Depending upon income and portfolio transactions during the balance of the Company's taxable year, this quarterly distribution may represent in whole or in part a return of capital. The estimates of taxable income and loss are preliminary estimates and actual results may vary substantially from these estimates.

          The Company's management estimates that as of August 31, 1998, the Company's net asset value per share was between $11.00 and $11.25. Because of the current high degree of volatility in the market for the Company's assets, the value as of the end of the third quarter may differ substantially from this estimate.

          LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. LASER Advisers Inc., a registered investment adviser, manages the day-to-day operations of the Company. The executive offices of LASER Mortgage Management, Inc. are located at 51 John F. Kennedy Parkway, Short Hills, New Jersey.

          "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING LASER MORTGAGE MANAGEMENT, INC.'S BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING" STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES.

   Date:     September 18, 1998

  Contact:   LASER Mortgage Management, Inc.
             Robert Gartner, Vice President of LASER Mortgage Management, Inc., 973-912-8770